EXHIBIT 23E4




                                DEALER AGREEMENT

                  AGREEMENT made the ___ day of ______________, 2001 by and between Cadre Securities, Inc. (the "Distributor") and [Name of Dealer] ("Name of Dealer").

                                    RECITALS

                  WHEREAS, the Distributor serves as the distributor of shares of CMG Advisor Series (the "Fund"), a series of Cadre Institutional Investors Trust (the "Trust"); and

                  WHEREAS, the Distributor desires to obtain certain services from Name of Dealer which the Distributor believes will be of assistance to the Distributor and its affiliates in connection with promoting and selling the sale of shares of the Fund ("Shares") to investors who are customers of Name of Dealer or will be of assistance to the Fund or shareholders of the Fund; and

                  WHEREAS, Name of Dealer is willing to provide such services to the Distributor;

                  NOW, THEREFORE, the parties hereto agree as follows:
1. The Distributor hereby retains Name of Dealer to provide the services described below on the terms and for the period set forth in this Agreement, and Name of Dealer hereby agrees to provide such services in accordance with the terms of this Agreement.\

         2.   Name of Dealer shall:

         (a) Maintain regular contact with shareholders owning Shares in accounts with respect to which Name of Dealer is the selling agent of record (the "Accounts") and answer their inquiries concerning the Fund and their Accounts;

         (b) Distribute to its customers sales materials and shareholder communications provided by the Trust or the Distributor;

         (c) Receive and transmit to the Distributor applications from persons seeking to become shareholders of the Fund;

         (d) Deliver prospectuses and statements of additional information in connection with the offering of Shares;

         (e) Transmit purchase and redemption requests and maintain facilities for the automatic "sweep" of customer funds; and

         (f) Provide such other information and services as the Distributor may reasonably request.




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         3. Name of Dealer shall offer and sell Shares only at the regular offering price currently determined by the Fund in the manner described in its prospectus, as such prospectus may be amended and supplemented from time to time (the "Prospectus"). The Prospectus and this Agreement set forth the terms applicable to Name of Dealer's activities as a selling agent and all other representations or documents are subordinate thereto and hereto.

         4. Any order received by the Distributor through Name of Dealer for the purchase of Shares shall be accepted at the time it is received by the Distributor, and shall be effected at the offering price next determined after Name of Dealer's receipt of an order to purchase Shares from Name of Dealer's customer and payment thereof in accordance with such requirements as are set forth in the Fund's Prospectus unless the order is rejected by the Distributor. In addition to the right to reject any order, the Distributor may suspend the offering of Shares for sale temporarily or permanently. The Distributor will not accept any order from Name of Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedures relating to the handling of orders shall be subject to such instructions as the Distributor may forward to Name of Dealer from time to time. The Shares purchased will be issued by the Fund only against receipt of payment of the purchase price for the Shares, as described in the Prospectus. Name of Dealer agrees that it shall be responsible to the Distributor for any loss, expense, liability or damage, including loss of profit suffered by the Distributor resulting from the delay or failure of Name of Dealer or any of its customers to make payment for Shares.

         5. Name of Dealer is obliged to date and time stamp all orders received by Name of Dealer and promptly to transmit each day all orders that are to be processed at the offering price determined on such day no later than 2:00 p.m. Eastern time, or before the closing of the U.S. Government securities markets on days when the Public Securities Association recommends an early closing of those markets, so as to enable such orders to be processed on a timely basis in accordance with the Prospectus. Name of Dealer agrees that it shall be responsible to the Distributor for any loss, expense, liability or damage, including loss of profit suffered by the Distributor or the Trust resulting from Name of Dealer's failure to transmit any order to the Distributor on a timely basis. Name of Dealer is not to withhold placing with the Distributor orders received from any customers for the purchase of Shares so as to profit itself as a result of such withholding. Name of Dealer shall not purchase Shares through the Distributor except for the purpose of covering purchase orders already received by Name of Dealer or for its bona fide investment.

         6. For each Account registered in the name of one of Name of Dealer's customers, Name of Dealer will advise the Distributor promptly of the Fund account number. Name of Dealer agrees that the Distributor will be entitled to rely on the accuracy of such information in updating the Distributor's records for determining the service fees payable to Name of Dealer under the term of this Agreement. Name of Dealer understands and agrees that such payments will be based solely on the Distributor's records.

         7. The Distributor agrees to pay to Name of Dealer for its services hereunder a fee, which shall be payable monthly and computed at the annual rate of 0.25% of the average daily net assets of the Accounts (excluding any Accounts for Name of Dealer's own retirement plans), if any, during such month. Amounts due to Name of Dealer hereunder shall be paid not more than 30 days after the end of the applicable month. For purposes of determining the fees payable hereunder, the value of Shares shall be computed in the manner specified in the Prospectus in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Distributor in its sole discretion, at any time upon notice to Name of Dealer.




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         8. Name of Dealer understands and agrees that its failure to provide the services required to be provided under this Agreement, or otherwise to comply with the terms of this Agreement, will render Name of Dealer ineligible to receive the fees set forth above.

         9. Name of Dealer shall not, acting as principal, purchase any Shares from any shareholder of the Fund.

         10. The Distributor shall furnish to Name of Dealer without charge reasonable quantities of the Prospectus, statements of additional information, and copies of financial reports of the Fund, and sales materials issued by the Distributor. In offering and selling Shares, Name of Dealer is entitled to rely only on the information contained in the Prospectus and statement of additional information and shall make no written or oral statements which vary from or are inconsistent with the terms thereof or which may otherwise be false or misleading. Name of Dealer may not publish any advertisement or distribute sales literature or other written material which makes reference to the Distributor, the Trust, the Fund or the Shares (except material which the Distributor furnishes to Name of Dealer) without the Distributor's prior written approval.

         11. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in the Prospectus which shall control and override any provision to the contrary in this Agreement.

         12. Name of Dealer shall make available Shares only through the Distributor. In no transaction (whether of purchase or sale) shall Name of Dealer have any authority to act as agent for, partner of, or participant in a joint venture with the Distributor or with the Fund or any other entity having either a dealer agreement or other agreement with the Distributor.

         13. The Distributor acts solely as agent for the Fund. The Distributor is not responsible for the issuance, form, validity, enforceability or value of Shares.

         14. Name of Dealer represents that it is a [________] duly organized and operating under the laws of [_________]. Name of Dealer also represents that it has the applicable authority under law to perform the services contemplated by this Agreement.

         15. Name of Dealer warrants and agrees that:

            (a) it shall perform its duties hereunder in full compliance with all applicable laws and regulations;

            (b) it shall not directly or indirectly seek or accept any compensation, fee or payment of whatever kind from any client or customer on account of any services provided pursuant to this Agreement; and



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

            (c) it shall from time to time provide the Distributor or its designees with such information and reports as it or they may reasonably request to enable the Distributor to monitor and evaluate the services provided by Name of Dealer hereunder.

         16. Each party to this Agreement agrees to indemnify, defend and hold the other party harmless from and against any and all claims, actions, causes of action, damages, costs and expenses (including reasonable attorneys' fees) that it may incur, to the extent that such liability or expense arises out of the acts or omissions of the other party or the other party's failure to comply with its responsibilities and duties under this Agreement. This paragraph shall survive any termination of this Agreement.

         17. This Agreement shall become effective as of the date set forth above and shall continue in effect until terminated in accordance with the terms hereof. It is terminable, without penalty, at any time by the Distributor or by Name of Dealer, upon the giving of written notice to the other party. This Agreement shall not be assigned by Name of Dealer, except to a successor of Name of Dealer, without the written consent of the Distributor.

         18. All communications to the Distributor should be sent to:

                  c/o Cadre Securities, Inc.
                  905 Marconi Avenue
                  Ronkonkoma, NY  11779-7255
                  Attn:  Compliance Department

                  with a copy to:

                  Kenneth S. Gerstein, Esq.
                  Schulte Roth & Zabel LLP
                  900 Third Avenue
                  New York, NY  10022

(or to such other address as the Distributor may specify in a notice given to the other party) and shall be deemed given if mailed or delivered to the Distributor. Any notice to Name of Dealer shall be duly given if mailed, telecopied or sent via overnight courier to Name of Dealer at the address or facsimile number specified by Name of Dealer below.

         19. Name of Dealer may not assign this Agreement without the prior written consent of the Distributor.



         20. This Agreement (i) shall be deemed amended as provided in any written notice delivered by the Distributor to Name of Dealer, (ii) shall be governed and construed in accordance with the laws of the State of New York and
(iii) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior dated agreements.



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


         21. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.


                                        CADRE SECURITIES, INC.


                                        By:
                                           ----------------------------------
                                        Its:
                                            ---------------------------------



[Name of Dealer - Full Name]

By:
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Its:
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     Name:
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     Title:
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     Address:
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Facsimile:
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Date:
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